Operating Agreement

Blackbox Systems and Technologies LLC,
a Delaware Limited Liability Company

THIS OPERATING AGREEMENT of Blackbox Systems and Technologies LLC (the "Company") is entered into as of the date set forth on the signature page of this Agreement by each of the Members listed on Exhibit A of this Agreement.

A. The Members have formed the Company as a Delaware limited liability company under the Delaware Revised Uniform Limited Liability Company Act. The purpose of the Company is to conduct any lawful business for which limited liability companies may be organized under the laws of the state of Delaware. The Members hereby adopt and approve the articles of organization of the Company filed with the Delaware Secretary of State.

B. The Members enter into this Agreement to provide for the governance of the Company and the conduct of its business, and to specify their relative rights and obligations.

ARTICLE 1: DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article 1 or elsewhere in this Agreement and if not so specified, have the meanings set forth in the Delaware Revised Uniform Limited Liability Company Act.

"Agreement" means this Operating Agreement of the Company, as may be amended from time to time.

"Capital Account" means, with respect to any Member, an account consisting of such Member's Capital Contribution, (1) increased by such Member's allocated share of income and gain, (2) decreased by such Member's share of losses and deductions, (3) decreased by any distributions made by the Company to such Member, and (4) otherwise adjusted as required in accordance with applicable tax laws.

"Capital Contribution" means, with respect to any Member, the total value of (1) cash and the fair market value of property other than cash and (2) services that are contributed and/or agreed to be contributed to the Company by such Member, as listed on Exhibit A, as may be updated from time to time according to the terms of this Agreement.

"Exhibit" means a document attached to this Agreement labeled as "Exhibit A," "Exhibit B," and so forth, as such document may be amended, updated, or replaced from time to time according to the terms of this Agreement.

“Member” means each Person who acquires Membership Interest pursuant to this Agreement. The Members are listed on Exhibit A, as may be updated from time to time according to the terms of this Agreement. Each Member has the rights and obligations specified in this Agreement.

“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right to any and all benefits to which a Member may be entitled as provided in this Agreement and under the Delaware Revised Uniform Limited Liability Company Act, together with the obligations of the Member to comply with all of the terms and provisions of this Agreement.

“Ownership Interest” means the Percentage Interest or Units, as applicable, based on the manner in which relative ownership of the Company is divided.

“Percentage Interest” means the percentage of ownership in the Company that, with respect to each Member, entitles the Member to a Membership Interest and is expressed as either:

A. If ownership in the Company is expressed in terms of percentage, the percentage set forth opposite the name of each Member on Exhibit A, as may be adjusted from time to time pursuant to this Agreement; or

B. If ownership in the Company is expressed in Units, the ratio, expressed as a percentage, of:

(1) the number of Units owned by the Member (expressed as “MU” in the equation below) divided by

(2) the total number of Units owned by all of the Members of the Company (expressed as “TU” in the equation below).

$$\text{Percentage Interest} = \frac{MU}{TU}$$

“Person” means an individual (natural person), partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

“Units” mean, if ownership in the Company is expressed in Units, units of ownership in the Company, that, with respect to each Member, entitles the Member to a Membership Interest which, if applicable, is expressed as the number of Units set forth opposite the name of each Member on Exhibit A, as may be adjusted from time to time pursuant to this Agreement.

ARTICLE 2: CAPITAL CONTRIBUTIONS, ADDITIONAL MEMBERS, CAPITAL ACCOUNTS AND LIMITED LIABILITY

2.1 Initial Capital Contributions. The names of all Members and each of their respective addresses, initial Capital Contributions, and Ownership Interests must be set forth on Exhibit A. Each Member has made or agrees to make the initial Capital Contribution set forth next to such Member's name on Exhibit A to become a Member of the Company.

2.2 Subsequent Capital Contributions. Members are not obligated to make additional Capital Contributions unless unanimously agreed by all the Members. If subsequent Capital Contributions are unanimously agreed by all the Members in a consent in writing, the Members may make such additional Capital Contributions on a pro rata basis in accordance with each Member's respective Percentage Interest or as otherwise unanimously agreed by the Members.

2.3 Addition Members. With the exception of a transfer of interest (1) governed by Article 7 of this Agreement or (2) otherwise expressly authorized by this Agreement, additional Persons may become Members of the Company and be issued additional Ownership Interests only if approved by and on terms determined by a written agreement signed by the majority of the existing Members.

A. Before a Person may be admitted as a Member of the Company, that Person must sign and deliver to the Company the documents and instruments, in the form and containing the information required by the Company, that the Members deem necessary or desirable. Membership Interests of new Members will be allocated according to the terms of this Agreement.

2.4 Capital Accounts. Individual Capital Accounts must be maintained for each Member, unless (a) there is only one Member of the Company and (b) the Company is exempt according to applicable tax laws. Capital Accounts must be maintained in accordance with all applicable tax laws.

2.5 Interest. No interest will be paid by the Company or otherwise on Capital Contributions or on the balance of a Member's Capital Account.

2.6 Limited Liability; No Authority. A Member will not be bound by, or be personally liable for, the expenses, liabilities, debts, contracts, or obligations of the Company, except as otherwise provided in this Agreement or as required by the Delaware Revised Uniform Limited Liability Company Act. Unless expressly provided in this Agreement, no Member has any authority to undertake or assume any obligation, debt, or responsibility, or otherwise act on behalf of, the Company or any other Member.

ARTICLE 3: ALLOCATIONS AND DISTRIBUTIONS

3.1 Allocations. Unless otherwise agreed to by majority consent of the Members any income, gain, loss, deduction, or credit of the Company will be allocated for accounting and tax purposes on a pro rata basis in proportion to the respective Percentage Interest held by each Member and in compliance with applicable tax laws.

3.2 Distributions. The Company will have the right to make distributions of cash and property to the Members on a pro rata basis in proportion to the respective Percentage Interest held by each Member. The timing and amount of distributions will be determined by the Members in accordance with the Delaware Revised Uniform Limited Liability Company Act.

3.3 Limitations on Distributions. The Company must not make a distribution to a Member if, after giving effect to the distribution:

A. The Company would be unable to pay its debts as they become due in the usual course of business; or

B. The fair value of the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Members, if any, whose preferential rights are superior to those of the Members receiving the distribution.

ARTICLE 4: MANAGEMENT

4.1 Management.

A. **Generally**. The company is managed by Managers. Subject to the terms of this Agreement and the Delaware Revised Uniform Limited Liability Company Act, the business and affairs of the Company shall be managed by the Manager(s) appointed by the Members.

B. **Members**. The liability of the Members is limited pursuant to applicable state law. Members that are not Managers may not take any part in the control, management, direction, or operation of the Company's affairs and have no power to bind the Company. The Members may advise the Managers, but Managers are not required to accept such advice. The Managers have the exclusive right to control and manage the Company. No Member will be an agent of any other Member of the Company solely by reason of being a Member.

C. **Powers of Manager**. The Managers have primary responsibility for managing company operations. The Managers are authorized to make all decisions regarding the Company's operations and legal affairs, including but not limited to (a) the sale, development, lease or other disposition of the Company's assets; (b) the purchase or other acquisition of other

assets of all kinds; (c) the management of all or any part of the Company's assets; (d) the borrowing of money and the granting of security interests in the Company's assets; (e) the prepayment, refinancing or extension of any loan affecting the Company's assets; (f) the compromise or release of any of the Company's claims or debts; and, (g) the employment of persons, firms or corporations for the operation and management of the Company's business. Managers are authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets; (b) all checks, drafts and other orders for the payment of the Company's funds; (c) all promissory notes, loans, security agreements and other similar documents; and, (d) all other instruments of any other kind relating to the Company's business.

D. **Nominee**. Title to the Company's assets will be held in the Company's name or in the name of any nominee that the Managers may designate. The Managers will have power to enter into a nominee agreement with any person, and such agreement may contain provisions indemnifying the nominee, except for his or her willful misconduct.

E. **Company Information**. Upon request, the Managers will supply to any member, information regarding the Company or its activities. Any Member or a member's authorized representative may access, inspect, and copy all books, records and materials in the Manager's possession regarding the Company or its activities. These rights may be exercised at the requesting Member's expense.

B. **Certain Decisions Requiring Greater Authorization**. Notwithstanding clause C above, the following matters require majority approval of the Members in a consent in writing to constitute an act of the Company:

(i) A material change in the purposes or the nature of the Company's business;

(ii) With the exception of a transfer of interest governed by Article 7 of this Agreement, the admission of a new Member or a change in any Member's Membership Interest, Ownership Interest, Percentage Interest, or Voting Interest in any manner other than in accordance with this Agreement;

(iii) The merger of the Company with any other entity or the sale of all or substantially all of the Company's assets; and

(iv) The amendment of this Agreement.

4.2 **Officers**. The Members are authorized to appoint one or more officers from time to time. The officers will have the titles, the authority, exercise the powers,

and perform the duties that the Members determine from time to time. Each officer will continue to perform and hold office until such time as (a) the officer's successor is chosen and appointed by the Members; or (b) the officer is dismissed or terminated by the Members, which termination will be subject to applicable law and, if an effective employment agreement exists between the officer and the Company, the employment agreement. Subject to applicable law and the employment agreement (if any), each officer will serve at the direction of Members, and may be terminated, at any time and for any reason, by the Members. Manager appointments are to be made by a majority vote of the Members.

ARTICLE 5: ACCOUNTS AND ACCOUNTING

5.1 Accounts. The Company must maintain complete accounting records of the Company's business, including a full and accurate record of each Company transaction. The records must be kept at the Company's principal executive office and must be open to inspection and copying by Members during normal business hours upon reasonable notice by the Members wishing to inspect or copy the records or their authorized representatives, for purposes reasonably related to the Membership Interest of such Members. The costs of inspection and copying will be borne by the respective Member.

5.2 Records. The Manager will keep or cause the Company to keep the following business records.

(i) An up to date list of the Members, each of their respective full legal names, last known business or residence address, Capital Contributions, the amount and terms of any agreed upon future Capital Contributions, and Ownership Interests, and Voting Interests;

(ii) A copy of the Company's federal, state, and local tax information and income tax returns and reports, if any, for the six most recent taxable years;

(iii) A copy of the articles of organization of the Company, as may be amended from time to time ("Articles of Organization"); and

5.3 **Income Tax Returns.** Within 45 days after the end of each taxable year, the Company will use its best efforts to send each of the Members all information necessary for the Members to complete their federal and state tax information, returns, and reports and a copy of the Company's federal, state, and local tax information or income tax returns and reports for such year.

5.4 **Subchapter S Election**. The Company may, upon majority consent of the Members, elect to be treated for income tax purposes as an S Corporation. This designation may be changed as permitted under the Internal Revenue Code
Section 1362(d) and applicable Regulations.

5.5 **Tax Matters Member**. Anytime the Company is required to designate or select a tax matters partner or partnership representative, pursuant to Section 6223 of the Internal Revenue Code and any regulations issued by the Internal Revenue Service, the Members must designate one of the Members as the tax matters partner or partnership representative of the Company and keep such designation in effect at all times.

5.6 **Banking**. All funds of the Company must be deposited in one or more bank accounts in the name of the Company with one or more recognized financial institutions. The Members are authorized to establish such accounts and complete, sign, and deliver any banking resolutions reasonably required by the respective financial institutions in order to establish an account.

ARTICLE 6: MEMBERSHIP – VOTING AND MEETINGS

6.1 **Members and Voting Rights**. The Members have the right and power to vote on all matters with respect to which the Articles of Organization, this Agreement, or the Delaware Revised Uniform Limited Liability Company Act requires or permits. Unless otherwise stated in this Agreement (for example, in Section 4.1(c)) or required under the Delaware Revised Uniform Limited Liability Company Act, the vote of the Members holding at least a majority of the Voting Interest of the Company is required to approve or carry out an action.

6.2 **Meetings of Members**. Annual, regular, or special meetings of the Members are not required but may be held at such time and place as the Members deem

necessary or desirable for the reasonable management of the Company. Meetings may be called by the Manager(s) as well as any Member or Members, holding 10% or more of the Percentage Interests, for the purpose of addressing any matters on which the Members may vote. A written notice setting forth the date, time, and location of a meeting must be sent at least ten (10) days but no more than sixty (60) days before the date of the meeting to each Member entitled to vote at the meeting. A Member may waive notice of a meeting by sending a signed waiver to the Company's principal executive office or as otherwise provided in the Delaware Revised Uniform Limited Liability Company Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Delaware Revised Uniform Limited Liability Company Act, including by conference call or similar communications equipment. Any action that could be taken at a meeting may be approved by a consent in writing that describes the action to be taken and is signed by Members holding the minimum Voting Interest required to approve the action. If any action is taken without a meeting and without majority written consent of the Members, notice of such action must be sent to each Member that did not consent to the action.

ARTICLE 7: WITHDRAWAL AND TRANSFERS OF MEMBERSHIP INTERESTS

7.1 Withdrawal. Members may withdraw from the Company prior to the dissolution and winding up of the Company (a) by transferring or assigning all of their respective Membership Interests pursuant to Section 7.2 below, or (b) if the majority of Members agree in a written consent. Subject to the provisions of Article 3, a Member that withdraws pursuant to this Section 7.1 will be entitled to a distribution from the Company in an amount equal to such Member's Capital Account, which must be paid by the Company to such Member within ninety (90) days of the withdrawal date unless otherwise agreed in writing.

7.2 Restrictions on Transfer; Admission of Transferee. A Member may transfer Membership Interests to any other Person without the consent of any other Member. A person may acquire Membership Interests directly from the Company upon the written consent of the majority of Members. A Person that acquires Membership Interests in accordance with this Section 7.2 will be admitted as a Member of the Company only after the requirements of Section 2.3(b) are complied with in full.

ARTICLE 8: DISSOLUTION

8.1 Dissolution. The Company will be dissolved upon the first to occur of the following events:

(i) The vote of the Members holding at least a majority of the Voting Interest of the Company to dissolve the Company;

(ii) Entry of a decree of judicial dissolution under Section 17707.01 of the Delaware Revised Uniform Limited Liability Company Act;

(iii) The sale or transfer of all or substantially all of the Company's assets;

(iv) A merger or consolidation of the Company with one or more entities in which the Company is not the surviving entity; or

(v) The Company has no members during 90 consecutive days, except on the death of a natural person who is the sole member of the Company, the status of the member, including Membership Interest, may pass to the heirs, successors, and assigns of the member by will or applicable law.

8.2 No Automatic Dissolution Upon Certain Events. Unless otherwise set forth in this Agreement or required by applicable law, the death, incapacity, disassociation, bankruptcy, or withdrawal of a Member will not automatically cause a dissolution of the Company.

ARTICLE 9: INDEMNIFICATION

9.1 Indemnification. The Company has the power to defend, indemnify, and hold harmless any Person who was or is a party, or who is threatened to be made a party, to any Proceeding (as that term is defined below) by reason of the fact that such Person was or is a Member, Manager, officer, employee, representative, or other agent of the Company, or was or is serving at the request of the Company as a director, Governor, officer, employee, representative or other agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise (each such Person is referred to as a "Company Agent"), against Expenses (as that term is defined below), judgments, fines, settlements, and other amounts (collectively, "Damages") to the maximum extent now or hereafter permitted under Delaware law. "Proceeding," as

used in this Article 9, means any threatened, pending, or completed action, proceeding, individual claim or matter within a proceeding, whether civil, criminal, administrative, or investigative. "Expenses," as used in this Article 9, includes, without limitation, court costs, reasonable attorney and expert fees, and any expenses incurred relating to establishing a right to indemnification, if any, under this Article 9.

9.2 Mandatory. The Company must defend, indemnify and hold harmless a Company Agent in connection with a Proceeding in which such Company Agent is involved if, and to the extent, Delaware law requires that a limited liability company indemnify a Company Agent in connection with a Proceeding.

9.3 Expenses Paid by the Company Prior to Final Disposition. Expenses of each Company Agent indemnified or held harmless under this Agreement that are actually and reasonably incurred in connection with the defense or settlement of a Proceeding may be paid by the Company in advance of the final disposition of a Proceeding if authorized by a vote of the Members that are not seeking indemnification holding a majority of the Voting Interests (excluding the Voting Interest of the Company Agent seeking indemnification). Before the Company makes any such payment of Expenses, the Company Agent seeking indemnification must deliver a written undertaking to the Company stating that such Company Agent will repay the applicable Expenses to the Company unless it is ultimately determined that the Company Agent is entitled or required to be indemnified and held harmless by the Company (as set forth in Sections 9.1 or 9.2 above or as otherwise required by applicable law).

ARTICLE 10: GENERAL PROVISIONS

10.1 Notice. (a) Any notices (including requests, demands, or other communications) to be sent by one party to another party in connection with this Agreement must be in writing and delivered personally, by reputable overnight courier, or by certified mail (or equivalent service offered by the postal service from time to time) to the following addresses or as otherwise notified in accordance with this Section: (i) if to the Company, notices must be sent to the Company's principal executive office; and (ii) if to a Member, notices must be sent to the Member's last known address for notice on record. (b) Any party to this Agreement may change its notice address by sending written notice of such change to the Company in the manner specified above. Notice will be deemed to have been duly given as follows: (i) upon delivery, if delivered personally or by reputable overnight carrier or (ii) five days after the date of posting if sent by certified mail.

10.2 **Entire Agreement; Amendment**. This Agreement along with the Articles of Organization (together, the "Organizational Documents"), constitute the entire agreement among the Members and replace and supersede all prior written and oral understandings and agreements with respect to the subject matter of this Agreement, except as otherwise required by the Delaware Revised Uniform Limited Liability Company Act. There are no representations, agreements, arrangements, or undertakings, oral or written, between or among the Members relating to the subject matter of this Agreement that are not fully expressed in the Organizational Documents. This Agreement may not be modified or amended in any respect, except in a writing signed by all of the Members, except as otherwise required or permitted by the Delaware Revised Uniform Limited Liability Company Act.

10.3 **Governing Law; Severability**. This Agreement will be construed and enforced in accordance with the laws of the state of Delaware. If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction for any reason whatsoever, (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including without limitation, all portions of any provisions containing any such unenforceable provision that are not themselves unenforceable) will not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the unenforceable provision will be deemed modified and replaced by a provision that approximates the intent and economic effect of the unenforceable provision and the Agreement will be deemed amended accordingly.

10.4 **Further Action**. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

10.5 **No Third Party Beneficiary**. This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other Person or entity will have or acquire any right by virtue of this Agreement. This Agreement will be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns.

10.6 **Incorporation by Reference**. The recitals and each appendix, exhibit, schedule, and other document attached to or referred to in this Agreement are hereby incorporated into this Agreement by reference.

10.7 **Counterparts**. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members signed the same copy. All counterparts will be construed together and will constitute one agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Operating Agreement and do each hereby represent and warrant that their respective signatory, whose signature appears below, has been and is, on the date of this Agreement, duly authorized to execute this Agreement.

Dated: April 12, 2023

[signature]

Signature of Marc Kasabasic

Dated: 05/16/2023

[signature]

Signature of Madison Cope, Managing Member for Inner Circle Holdings LLC

Dated: 05/17/2023

[signature]

Signature of Hank Pielack

Dated: 05/17/2023

Signature of James Bradley

Dated:

EXHIBIT A

MEMBERS

The Members of the Company and their respective addresses, Capital Contributions, and Ownership Interests are set forth below. The Members agree to keep this Exhibit A current and updated in accordance with the terms of this Agreement, including, but not

limited to, Sections 2.1, 2.3, 2.4, 7.1, 7.2, and 10.1.

Members	**Capital Contributions**	**Percentage Interest**
Marc Kasabasic	$0.00	19.290%
Hank Pielack	$0.00	9.645%
Inner Circle Holdings LLC	$0.00	9.645%
James E. Bradley	$0.00	61.42%

citrix | RightSignature

SIGNATURE CERTIFICATE

REFERENCE NUMBER
6055542A-E4DC-4883-B645-57938236D196

TRANSACTION DETAILS

Reference Number
6055542A-E4DC-4883-B645-57938236D196

Transaction Type
Signature Request

Sent At
05/16/2023 00:28 EDT

Executed At
05/18/2023 14:01 EDT

Identity Method
email

Distribution Method
email

Signed Checksum
769075f5fdf140cd1d94fabf47798a606d0743b59843626290e7d2bf909f7952

Signer Sequencing
Enabled

Document Passcode
Disabled

DOCUMENT DETAILS

Document Name
Blackbox Systems And Technologies Llc - Operating Agreement V7

Filename
blackbox_systems_and_technologies_llc_-_operating_agreement_v7.docx

Pages
13 pages

Content Type
application/vnd.openxmlformats-officedocument.wordprocessingml.document

File Size
54.5 KB

Original Checksum
a315c2d8aef056fc47e81e71676ea76d599a1ad4c2ceb252dc0f17fcafbb9b8c

SIGNERS

SIGNER	E-SIGNATURE	EVENTS
Name Hank Pielack **Email** hank@blackboxsystemsllc.com **Signer Sequence** 2 **Components** 2	**Status** signed **Multi-factor Digital Fingerprint Checksum** ce2e6b196084652cb0a0dce83857d38ca439bd05f713be266bc1a3111bcf19cc **IP Address** 24.128.181.218 **Device** Chrome Mobile via Android **Drawn Signature**  **Signature Reference ID** 85B45380 **Signature Biometric Count** 5	**Viewed At** 05/17/2023 21:58 EDT **Identity Authenticated At** 05/17/2023 21:59 EDT **Signed At** 05/17/2023 21:59 EDT
Name Madison Cope **Email** madisoncope2018@gmail.com **Signer Sequence** 1 **Components** 2	**Status** signed **Multi-factor Digital Fingerprint Checksum** a4eaf831d7c6c3b9956986e9adb787e909044b2d6a1ea1f66aa22ae4bd51dc16 **IP Address** 174.236.103.110 **Device** Mobile Safari via iOS **Drawn Signature**  **Signature Reference ID** AD5EF6E1 **Signature Biometric Count** 1	**Viewed At** 05/17/2023 21:34 EDT **Identity Authenticated At** 05/17/2023 21:35 EDT **Signed At** 05/17/2023 21:35 EDT
Name Marc Kasabasic	**Status** signed	**Viewed At** 05/16/2023 05:44 EDT

Email
marc@blackboxsystemsllc.com

Signer Sequence
0

Components
2

Multi-factor Digital Fingerprint Checksum
a562a5a1222f526fdb15715ae558d96e72f8875f9e72bba784f81b251b9aef12

IP Address
174.245.19.15

Device
Chrome Mobile via Android

Drawn Signature



Signature Reference ID
31696541

Signature Biometric Count
8

Identity Authenticated At
05/16/2023 05:51 EDT

Signed At
05/16/2023 05:51 EDT

AUDITS

TIMESTAMP	AUDIT
05/16/2023 00:28 EDT	Ryan Halpin (rhalp522@gmail.com) created document 'blackbox_systems_and_technologies_llc_-_operating_agreement_v7.docx' on Chrome via Mac from 68.134.191.21.
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